EXHIBIT 10(a)102


                                     FORM OF

                          TAX INDEMNIFICATION AGREEMENT

                                  BY AND AMONG

                              THE SOUTHERN COMPANY

                          AND ITS AFFILIATED COMPANIES

                                       AND

                              SOUTHERN ENERGY, INC.

                          AND ITS AFFILIATED COMPANIES

                                TABLE OF CONTENTS

                                TABLE OF CONTENTS



RECITALS..........................................................................................................1
SECTION 1.  DEFINITIONS...........................................................................................2
SECTION 2. PREPARATION AND FILING OF TAX RETURNS..................................................................6
   2.1 In General.................................................................................................6
   2.2 Information and Cooperation................................................................................7
   2.3 Manner of Filing Tax Returns...............................................................................7
   2.4 Agent......................................................................................................8
SECTION 3. REPRESENTATIONS AND COVENANTS..........................................................................8
   3.1 Southern Energy Representations and Covenants..............................................................8
   3.2 Southern Representations and Covenants.....................................................................9
SECTION 4. TAX SHARING AND PAYMENTS...............................................................................9
   4.1 In General.................................................................................................9
   4.2 Payments..................................................................................................10
SECTION 5. ALLOCATION OF CERTAIN TAX ITEMS.......................................................................10
   5.1 Liability for Restructuring Taxes and Deconsolidation.....................................................10
   5.2 Carryforwards and Carrybacks..............................................................................10
   5.3 Refunds...................................................................................................11
   5.4 Allocation of Tax Items...................................................................................11
   5.5 Continuing Covenants......................................................................................11
SECTION 6. INDEMNIFICATION PROVISIONS............................................................................11
   6.1 General Indemnification...................................................................................11
   6.2 Spinoff Indemnification...................................................................................12
   6.3 Indemnified Liability.....................................................................................13
   6.4 Amount of Indemnified Liability for Income Taxes..........................................................13
   6.5 Indemnity Amount..........................................................................................14
   6.6 Alternate Remedy..........................................................................................14
   6.7 Payments..................................................................................................14
   6.8 Prompt Performance........................................................................................15
   6.9 Interest..................................................................................................15
   6.10 Tax Records..............................................................................................15
SECTION 7. AUDITS AND CONTEST RIGHTS.............................................................................15
   7.1 In General................................................................................................15
   7.2 Notice....................................................................................................16
   7.3 Contests..................................................................................................16
   7.4 Limitations...............................................................................................17
   7.5 Failure to Notify, Etc....................................................................................18
   7.6 Remedies..................................................................................................18
SECTION 8. STOCK OPTIONS.........................................................................................19
   8.1 In General................................................................................................19
   8.2 Notices, Withholding, Reporting...........................................................................19
   8.3 Adjustments...............................................................................................19
SECTION 9. MISCELLANEOUS.........................................................................................19
   9.1 Effectiveness.............................................................................................19
   9.2 Notices...................................................................................................19

   9.3 Changes in Law............................................................................................20
   9.4 Confidentiality...........................................................................................20
   9.5 Successors................................................................................................21
   9.6 Affiliated Companies......................................................................................21
   9.7 Authorization, Etc........................................................................................21
   9.8 Entire Agreement..........................................................................................21
   9.9 Governing Law; Jurisdiction...............................................................................21
   9.10 Dispute Resolution.......................................................................................21
   9.11 Counterparts.............................................................................................21
   9.12 Severability.............................................................................................21
   9.13 No Third Party Beneficiaries.............................................................................22
   9.14 Waivers, Etc.............................................................................................22
   9.15 Setoff...................................................................................................22

                          TAX INDEMNIFICATION AGREEMENT


         THIS TAX INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of September 1, 2000, by and among The Southern Company ("Southern"), a Delaware corporation and each Southern Affiliated Company, and Southern Energy, Inc. ("Southern Energy"), a Delaware corporation and currently a direct, wholly owned subsidiary of Southern, and each Southern Energy Affiliated Company is entered into in connection with the Spinoff (as defined below).


                                    RECITALS

         WHEREAS, Southern is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently files a consolidated federal income tax return, and which, together with Southern Energy and other affiliated corporations, is party to the Tax Allocation Agreement (as defined below);


         WHEREAS, as set forth in the Master Separation and Distribution Agreement dated as of September 1, 2000 (the "Separation Agreement"), and subject to the terms and conditions thereof, Southern and Southern Energy have determined it would be appropriate and desirable for Southern to separate the Southern Energy Group from the Southern Group, and in connection with such separation (as more fully discussed in the Separation Agreement), for Southern to acquire HoldCo (as defined below) from Southern Energy (the "HoldCo Transaction");



         WHEREAS, Southern and Southern Energy contemplate that in addition to the HoldCo Transaction, Southern Energy will make an initial public offering (the "IPO") of Southern Energy common stock that will reduce Southern's ownership of Southern Energy on a fully-diluted basis to not less than 80.1 percent;


         WHEREAS, subsequent to the IPO, Southern intends to distribute all of its shares of Southern Energy common stock, on a pro rata basis, to the holders of the common stock of Southern, subject to the terms and conditions of the Separation Agreement (the "Distribution");

         WHEREAS, the Distribution is intended to qualify as a tax free distribution under Section 355 of the Code;

         WHEREAS, upon the Distribution, Southern Energy will cease to be a member of the Southern Consolidated Group for federal income tax purposes; and

         WHEREAS, in contemplation of the Distribution pursuant to which Southern Energy and its domestic subsidiaries will cease to be members of the Southern Group (as defined below), the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters.

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  DEFINITIONS

         1.1 In General. As used in this Agreement, the following capitalized terms shall have the following meanings:

         "Adequate Assurances" means posting a bond or providing a letter of credit reasonably acceptable to the Indemnitee; provided, however, if the Indemnifying Party fails to post such bond or provide such letter of credit, the Indemnifying Party shall provide cash equal to the Indemnity Amount to the Indemnitee not less than thirty (30) days prior to the date on which such Tax would become due and payable by the Indemnitee.

         "Affiliated Company" means, for income tax purposes, any entity in which a common parent holds 80% or more of the voting power and value of such corporation. In the case of Southern, such term shall exclude Southern Energy and any Southern Energy Affiliated Company.

         "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Group" means a group of one or more corporations connected through stock ownership with a common parent in which the common parent owns at least 80% of the total voting power and value of such corporation and that files a Consolidated Return.

         "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis wherein Southern Energy or any Affiliated Company joins in the filing of such Tax Return (for any taxable period) with Southern or one more Southern Affiliated Companies.

         "Consolidated Return Year" means any taxable year for which a Consolidated Return is filed.

         "Control" means stock representing 50% or more of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock.

         "Distribution" has the meaning set forth in the Recitals to this Agreement.

         "Distribution Date" means the date on which the Distribution is effective.

         "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based U.S. federal Tax which is hereinafter imposed upon corporations.

         "Filing Party" has the meaning set forth in Section 2.3(b) of this Agreement.


         "Final Determination" means with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.


         "HoldCo" means the entity created by Southern Energy that will own all of the stock of SE Finance Capital Corporation and Southern Company Capital Funding, Inc. and will be merged with Southern Company Energy Solutions, Inc.

         "HoldCo Transaction" has the meaning set forth in the Recitals of this Agreement.

         "Income Taxes" means (1) any tax based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains tax, minimum tax and any tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar taxes) or (B) multiple bases if one or more of the bases upon which such tax may be based, measured by, or calculated with respect to, is described in clause (A) above, or (2) any U.S., state or local franchise tax.

         "Indemnified Liability" has the meaning set forth in Section 6.3.

         "Indemnifying Party" has the meaning set forth in Section 6.2(d) of this Agreement.

         "Indemnitee" has the meaning set forth in Section 6.2(d) of this Agreement.

         "Indemnity Amount" has the meaning set forth in Section 6.5.

         "Initial Private Letter Ruling" means the first private letter ruling issued by the Service to Southern in connection with the Spinoff.

         "Non-Filing Party" has the meaning set forth in Section 2.3(c) of this Agreement.

         "Option" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

         "Post-Distribution Period" means any taxable period or portion thereof beginning after the Distribution Date.



         "Pre-Distribution Period" means any taxable period or portion thereof ending on or prior to the Distribution Date.


         "Prohibited Act" has the meaning set forth in Section 6.2(c).

         "Restricted Period" means the period beginning two years before the date of the Distribution and ending two years after the Distribution Date.


         "Restructuring" means the transactions undertaken by Southern and Southern Energy (and their respective Affiliated Companies) designed to accomplish the HoldCo Transaction.


         "Restructuring Tax" means any Tax imposed as a result of the transactions contemplated by the Restructuring.

         "Ruling Documents" means (1) the request for a ruling under Section 355 and various other Sections of the Code, filed with the Service in connection with the Spinoff, together with any supplemental filings or ruling requests or other materials subsequently submitted on behalf of Southern, its subsidiaries and shareholders to the Service, the appendices and exhibits thereto, and any rulings issued by the Service to Southern in connection with the Spinoff or (2) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Spinoff.

         "Separate Tax" means any Tax incurred by an entity that is not a Federal Income Tax arising from the filing of the Consolidated Return.

         "Separate Return" means any Tax Return filed by any entity that is not part of the Consolidated Tax Return.

         "Separation Agreement" has the meaning set forth in the Recitals to this Agreement.

         "Service" means the Internal Revenue Service.

         "Southern Energy Group" means Southern Energy and any Southern Energy Affiliated Company of which Southern Energy would be the common parent corporation after the HoldCo Transaction.

         "Southern Energy Historic Group" means Southern Energy or any Southern Energy Affiliated Company, including SE Finance Capital Corporation, in existence prior to the creation and transfer of HoldCo.

         "Southern Group" means Southern, any Southern Affiliated Company or other entity of which Southern is the common parent corporation, and any corporation or other entity which may be, or may become a member of such group from time to time after the HoldCo Transaction. Southern Company Energy Solutions, Inc., shall at all times remain a member of the Southern Group notwithstanding any merger into HoldCo.


         "Southern Historic Group" means Southern or any Southern Affiliated Company (other than Southern Energy or any Southern Energy Affiliated Company) that was part of Southern's Consolidated Group prior to the HoldCo Transaction, including Southern Company Energy Solutions, Inc.


         "Spinoff" means the separation of the Southern Energy Group from the Southern Group through the Distribution.

         "Tax" includes any charges, fees, levies, imposts, duties, or other assessments of a similar nature, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, wage withholding, employment, workers compensation, business occupation, occupation, premiums, environmental, estimated, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable or related thereto.

         "Tax Allocation Agreement" means the Income Tax Allocation Agreement entered into by and among Southern and all the members of its Consolidated Group dated December 29, 1981, as amended, pursuant to which the parties agreed upon the allocation of Tax Items relating to the Consolidated Group and the Consolidated Return.

         "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

         "Tax Benefit" means a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

         "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

         "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.


         "Tax Law" means any federal, state, local or foreign law with respect to Taxes, including the Code and Treasury Regulations.


         "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         "Treasury Regulations" means the final, temporary and proposed income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         1.2 Construction Principles. As used in this Agreement, the singular shall be deemed to include the plural and vice versa, and the captions and section headings are inserted for convenience of reference only and are not intended to have any significance for the interpretation of, or construction of, the provisions of this Agreement. It is intended that this Agreement shall comply with the Public Utility Holding Company Act of 1935, Rule 45(c), to the extent relevant, and all ambiguities shall be interpreted and resolved accordingly.

              SECTION 2. PREPARATION AND FILING OF TAX RETURNS.

         2.1 In General.

         (a) During the Pre-Distribution Period, Southern shall timely file or cause to be filed all Tax Returns that are filed on a consolidated, combined or unitary basis and include any member of the Southern Energy Group or Southern Energy Historic Group as provided in the Tax Allocation Agreement. Each entity required to file a Separate Return shall timely file or cause to be filed all such Separate Returns for any Pre-Distribution Period. Notwithstanding the foregoing, Southern shall timely file or cause to be filed all Tax Returns with respect to HoldCo.

         (b) Southern shall timely file or cause to be filed any Tax Return related to the Southern Group for any Post-Distribution Period. Southern Energy shall timely file or cause to be filed any Tax Return related to the Southern Energy Group for any Post-Distribution Period.

         2.2 Information and Cooperation.

         (a) Southern and Southern Energy shall provide each other all documents and information, and make available employees and officers of Southern and Southern Energy, as reasonably requested by the other party, on a mutually convenient basis during normal business hours, to aid the other party in preparing any Tax Return described in Section 2.1 of this Agreement to the extent that such Tax Return relates to any Pre-Distribution Period or to contest any Audit of any such Tax Return.


         (b) In the case of any Tax Return for a Pre-Distribution Period described in Section 2.1 of this Agreement, Southern will provide Southern Energy with a copy of that portion of each such Tax Return to the extent it relates to Southern Energy or any Southern Energy Affiliated Company, together with all related tax accounting work papers, not later than five (5) days after the receipt of a written request therefor. In addition, Southern will provide to employees of Southern Energy responsible for preparing its Tax Returns with access to any private letter rulings, together with any requests therefor and related documents and any other relevant information, as it relates to Southern Energy for any period prior to the Distribution Date, and will provide Southern Energy with a copy of such rulings or documents to the extent that the issues discussed therein are relevant to Southern Energy or a Southern Energy Affiliated Company, not later than five (5) days after the receipt of a written request therefor.



         (c) Notwithstanding any other provision of this Agreement, neither Southern nor any Southern Affiliated Company shall be required to provide Southern Energy or any Southern Energy Affiliated Company access to or copies of any information that relate to Southern or any Southern Affiliated Company unless it also relates to Southern Energy or a Southern Energy Affiliated Company. In addition, in the event that Southern determines that the provision of any information to Southern Energy or any Southern Energy Affiliated Company could be commercially detrimental, violate any law or agreement or waive any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. In the event that Southern Energy determines that the provision of any information to Southern or any Southern Affiliated Company could be commercially detrimental, violate any law or agreement or waive any privilege that may be asserted under applicable law including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.


         2.3 Manner of Filing Tax Returns.


         (a) Southern (for itself and the Southern Affiliated Companies) and Southern Energy (for itself and the Southern Energy Affiliated Companies) agree to file all Tax Returns for any Pre-Distribution Period, and to take all other actions in a manner consistent with the position that

Southern Energy and the Southern Energy Affiliated Companies are part of the Southern Consolidated Group for all periods through and including the Distribution Date.



         (b) Except as otherwise provided in this Section 2.3 of this Agreement, the party that is required to file a return under Section 2.1 of this Agreement (the "Filing Party") shall have the exclusive right to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made in such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside specialists to prepare such Tax Return, whom to retain for such purpose and the scope of any such retainer. Notwithstanding the foregoing, if Southern Energy requests Southern to make a particular determination under this
Section 2.3(b) with respect to a Tax Return of Southern Energy or a Southern Energy Affiliated Company, Southern shall not unreasonably withhold its consent to such request.


         (c) Any Tax Return described in Section 2.1(a) of this Agreement (but only with respect to Tax Items of Southern Energy or an Southern Energy Affiliated Company), which Tax Return is filed after the date of this Agreement, shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax Item or other information is reported as reflected on the most recently filed prior Tax Returns involving similar matters. The preceding sentence shall not apply if the Filing Party obtains the prior written consent (which consent shall not be unreasonably withheld) of the other party (the "Non-Filing Party").

         2.4 Agent. Southern Energy hereby irrevocably designates, and agrees to cause each Southern Energy Affiliated Company to so designate, Southern as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Southern, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Consolidated Return described in Section 2.1(a) of this Agreement; provided, however, that Southern shall not exercise its rights as agent and attorney-in-fact in any manner that is inconsistent with the rights granted to Southern Energy under this Agreement, and nothing in this Section 2.4 shall limit the rights granted to Southern Energy under this Agreement.

         SECTION 3. REPRESENTATIONS AND COVENANTS.

         3.1 Southern Energy Representations and Covenants. Southern Energy, for itself and the Southern Energy Affiliated Companies, hereby represents, warrants and covenants that:

         (a) Southern Energy has reviewed the information and representations made in the Ruling Documents submitted to the Service prior to the date of this Agreement and, to Southern Energy's knowledge, all of such information or representations that relate to Southern Energy or any Southern Energy Affiliated Company, or the business or operations of either, are true, correct and complete.

         (b) Southern Energy will not, and will cause each Southern Energy Affiliated Company not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents that relate to Southern Energy, the Southern Energy Historic Group, or any Southern Energy Affiliated Company or the business or operations of each, to be untrue, regardless of whether such information or representations were included in the Initial Private Letter Ruling (or any supplemental ruling).

         3.2 Southern Representations and Covenants. Southern, for itself and the Southern Affiliated Companies, hereby represents, warrants and covenants that:


         (a) Southern has reviewed the information and representations made in the Ruling Documents submitted to the Service prior to the date of this Agreement, and, to its knowledge, all of such information or representations that relate to Southern or any Southern Affiliated Company or the business or operations of either, are true, correct and complete.


         (b) Southern will not, and will cause each Southern Affiliated Company not to, take any action, or fail or omit to take any action, that would cause any of the information or representations made in the Ruling Documents to be untrue, regardless of whether such information or representations were included in the Initial Private Letter Ruling.

                 SECTION 4. TAX SHARING AND PAYMENTS.

         4.1 In General. Except to the extent specifically modified or supplemented herein, the Tax Allocation Agreement shall continue in full force and effect. Consequently, for example, for taxable periods ending on or before the Distribution Date, payments to Southern or Southern Energy, as the case may be, shall continue to be made in accordance with past practices. The provisions of the Tax Allocation Agreement shall fix the rights and obligations of the parties as to the matters covered thereby. Notwithstanding any other provision of this Agreement, the Tax Allocation Agreement shall not apply to any Post-Distribution Period of Southern Energy and the Southern Energy Group, except as provided in Section 5.2(b) of this Agreement.

         (a) Southern Energy shall be responsible for, and shall indemnify and hold harmless Southern against, any and all Taxes incurred by Southern Energy, the Southern Energy Group, or the Southern Energy Historic Group (except as provided below) for any Pre-Distribution Period in accordance with past practices and the principles set forth in the Tax Allocation Agreement other than any Restructuring Taxes for which Southern or any Southern Affiliated Company is liable under Section 5 of this Agreement. Southern shall be responsible for, and shall indemnify and hold harmless Southern Energy against, any and all Taxes incurred by Southern or any Southern Affiliated Company (other than Taxes attributable to Southern Energy or any Southern Energy Affiliated Company) for any Pre-Distribution Period (except as provided below) in accordance with past practices and the principles set forth in the Tax Allocation Agreement other than any Restructuring Taxes for which Southern Energy or any Southern Energy Affiliated Company is liable under Section 5 of this Agreement.

         (b) Southern shall be responsible for, and shall indemnify and hold harmless Southern Energy against, any and all Taxes incurred by HoldCo and its Affiliated Companies for any tax period.

         (c) Southern Energy shall be responsible for all Taxes that relate to the Southern Energy Group with respect to any Post-Distribution Period. Southern shall be responsible for all Taxes that relate to the Southern Group with respect to any Post-Distribution Period.


         4.2 Payments.


         (a) Federal Income Taxes. Southern shall pay (or cause to paid) to the Service all Federal Income Taxes, if any, of any Consolidated Group due and payable for all Pre-Distribution Periods.


         (b) Separate Taxes. Southern shall pay (or cause to be paid) to the appropriate Tax Authorities all Separate Taxes, if any, that relate to Southern, the Southern Historic Group, or the Southern Group. Southern Energy shall pay (or cause to be paid) to the appropriate Tax Authorities all Separate Taxes, if any, that relate to Southern Energy, the Southern Energy Historic Group or the Southern Energy Group.


                SECTION 5. ALLOCATION OF CERTAIN TAX ITEMS.


         5.1 Liability for Restructuring Taxes and Deconsolidation.



         (a) Southern shall be responsible for, and shall indemnify and hold harmless Southern Energy against any and all Restructuring Taxes relating to HoldCo Transaction.


         (b) Except as otherwise provided by this Agreement, all Taxes arising from the deconsolidation of the Southern Energy Group from the Southern Group shall be the obligation of the entity that is liable for such Taxes under applicable Tax Law.

         5.2 Carryforwards and Carrybacks.

         (a) Southern shall notify Southern Energy after the Distribution Date of any consolidated carryover item which may be partially or totally attributed to and carried over by a Southern Energy Affiliated Company and will notify Southern Energy of subsequent adjustments which may affect such carryover item.


         (b) Notwithstanding any other provision of this Agreement, Southern Energy shall not be required to make any election under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state or local Tax Law, to relinquish any right to carryback net operating losses. Upon a request by Southern Energy, Southern shall be required to include on an amended Consolidated Return any net operating losses of Southern Energy arising in a Post-Distribution Period to the extent allowed under the Code; provided, that if Southern incurs a Tax

Detriment related to the inclusion of such net operating losses on the Consolidated Return, Southern Energy shall indemnify Southern for the amount of such Tax Detriment.



         5.3 Refunds. Any refund of Taxes received in a Pre-Distribution Period will be allocated in a manner consistent with the existing Tax Allocation Agreement. Any refund of Taxes received in a Post-Distribution Period resulting from an adjustment made to a Tax Return filed for a Pre-Distribution Period will be allocated to the party whose Return resulted in such refund, including any refund relating to the carryback of a net operating loss pursuant to Section 5.2(b).


         5.4 Allocation of Tax Items.

         (a) All Tax computations (1) ending on the Distribution Date and (2) the immediate following Tax period of Southern Energy or any Southern Energy Affiliated Company, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Southern, taking into account all reasonable suggestions made by Southern Energy with respect thereto.


         (b) Earnings and Profits. Southern will advise Southern Energy in writing of the decrease in Southern earnings and profits attributable to the Distribution under Section 312(h) of the Code as a result of the Spin-Off not later than November 15, 2002, with respect to transactions completed during fiscal year 2001; provided, however, that Southern shall provide Southern Energy with estimates of such amounts (determined in accordance with past practice) as reasonably requested by Southern Energy.


         5.5 Continuing Covenants. Southern (for itself and each Southern Affiliated Company) and Southern Energy (for itself and each Southern Energy Affiliated Company) agree (1) not to take any action reasonably expected to result in an increased Tax Detriment to the other party or a reduction in a Tax Benefit of the other party under this Agreement, and (2) to take any action reasonably requested by the other party that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other party, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.


                SECTION 6. INDEMNIFICATION PROVISIONS.


         6.1 General Indemnification.


         (a) In General. Southern Energy and each Southern Energy Affiliated Company shall jointly and severally indemnify Southern, each Southern Affiliated Company and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Southern Energy or any Southern Energy Affiliated Company is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Southern Energy, any Southern Energy Affiliated Company or any director, officer, or employee to make any payment required to be made under this Agreement. Southern and each Southern Affiliated Company shall jointly and severally indemnify Southern Energy, each Southern Energy Affiliated Company and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Southern or any Southern Affiliated Company is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of Southern any Southern Affiliated Company or any director, officer or employee to make any payment required to be made under this Agreement.



         (b) Inaccurate or Incomplete Information. Southern Energy and each Southern Energy Affiliated Company shall jointly and severally indemnify Southern, each Southern Affiliated Company and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the negligence of Southern Energy or any Southern Energy Affiliated Company in supplying Southern or any Southern Affiliated Company with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Southern and each Southern Affiliated Company shall jointly and severally indemnify Southern Energy, each Southern Energy Affiliated Company and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the negligence of Southern or any Southern Affiliated Company in supplying Southern Energy or any Southern Energy Affiliated Company with inaccurate or incomplete information, in connection with the preparation of any Tax Return.



6.2 Spinoff Indemnification.


         (a) In General. Notwithstanding anything herein or in the Tax Allocation Agreement to the contrary, the provisions of this Section 6 shall govern all matters among the parties hereto related to an Indemnified Liability (as defined in Section 6.3 below) and an Indemnity Amount (as defined in Section
6.5 below).


         (b) Continued Conduct of Business. During the Restricted Period, each of Southern and Southern Energy agrees that it will not cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code nor cause or permit to be caused a change in its Control (other than the Distribution).


         (c) Ruling Requirement for Major Transactions Undertaken by Southern Energy during the Restricted Period. During the Restricted Period, Southern and Southern Energy will not enter into any of the following transactions, or enter into any other transaction which, by itself or in the aggregate, may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock representing Control of Southern or Southern Energy, as the case may be, within the meaning of Code Section 355(e):

                  (i)   merge or consolidate with or into any other corporation;

                  (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code);

                  (iii) sell or transfer all or substantially all its assets (within the meaning of Rev. Proc. 77-37, 1977 - 2 C.B. 568) in a single transaction or series of related transactions;

                  (iv) redeem or otherwise repurchase any of Southern or Southern Energy's capital stock; or


                  (v) make any change in its equity structure (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under a stock option plan, capital contributions or acquisition but not including the Distribution), (actions (i), (ii), (iii), (iv) and (v) are referred to as the "Prohibited Acts"), unless Southern or Southern Energy first obtains, and permits the other party to review, a supplemental ruling from the Service, that such transaction, and any transaction related thereto, will not affect the qualification of the Spin-Off under
         Section 355 of the Code.



         (d) Indemnification. If Southern or Southern Energy breaches any representations set forth in Section 3 of this Agreement or takes any action or enters into any agreement to take any action, including, without limitation, any breach of Sections 6.2(b) and (c), and the Spin-Off shall fail to qualify under
Section 355 of the Code as a result of such action or actions, then such party (the "Indemnifying Party") shall indemnify and hold harmless the other party against any and all federal, state and local taxes, interest, penalties and additions to Tax imposed upon or incurred by Southern, the Southern Group, any shareholder of Southern, Southern Energy or the Southern Energy Group, as the case may be, (each such party an "Indemnitee") as a result of the failure of the Spin-Off to so qualify to the extent provided herein. For purposes of this Agreement, the failure of the Spin-Off to qualify under Section 355 of the Code shall include, without limitation, the imposition of any Tax upon any Indemnitee under Code Section 355(e).


         6.3 Indemnified Liability. For purposes of this Agreement, the term "Indemnified Liability" means any liability imposed upon or incurred by (1) Southern, any member of the Southern Group, or Southern shareholder for which Southern, any other member of the Southern Group or Southern shareholder is indemnified and held harmless under Section 6.4, or (2) Southern Energy or any member of the Southern Energy Group, for which Southern Energy or any other member of the Southern Energy Group is indemnified and held harmless under
Section 6.4, but shall not refer to the amount of such liability.


         6.4 Amount of Indemnified Liability for Income Taxes. The amount of an Indemnified Liability for a federal or state Tax incurred by an Indemnitee based on or determined with reference to income shall be deemed to be the amount of Tax computed by multiplying (i) the taxing jurisdiction's highest effective Tax rate applicable to Indemnitee of the character subject to Tax as a result of the failure of the Spin-Off to qualify under Section 355 of the Code for the taxable period in which the Spin-Off occurs, times (ii) the gain or income of Indemnitee which is subject to Tax in the taxing jurisdiction as a result of the failure of the Spin-Off to qualify under Section 355 of the Code, and (iii) in the case of a state, times the percentage representing the extent to which such gain or income is apportioned or allocated to such state; provided, however, that in the case of a state Tax determined as a percentage of Federal Income Tax liability, the amount of Indemnified Liability shall be deemed to be the amount of Tax computed by multiplying (i) that state's highest effective rate applicable to Indemnitee of the character subject to Tax as a result of the failure of the Spin-Off to qualify under Section 355 of the Code for taxable period in which the Spin-Off occurs, times (ii) the amount of deemed Federal Income Tax (whether or not incurred) imposed upon Indemnitee from the failure of the Spin-Off to qualify under Section 355 of the Code computed in accordance with this Section 6.6, times (iii) the percentage representing the extent to which the gain or income required to be recognized on the Spin-Off is apportioned to such state.



         6.5 Indemnity Amount. With respect to any Indemnified Liability, the amount which the Indemnifying Party shall pay to Indemnitee as indemnification (the "Indemnity Amount") shall be the sum of (i) the amount of the Indemnified Liability, as determined under Section 6.4, (ii) any penalties and interest imposed with respect to the Indemnified Liability and (iii) an amount such that when the sum of the amounts set forth in clauses (i), (ii) and this clause (iii) of this Section 6.5 are reduced by all Taxes imposed as a result of the receipt of such sum, (taking into account any related current credits or deductions payable by the Indemnitee or any of its Affiliated Companies under any law or governmental authority) the reduced amount is equal to the sum of the amounts set forth in clauses (i) and (ii) of this Section 6.5 .


         6.6 Alternate Remedy. Southern and Southern Energy, respectively, recognize that any failure by it or any Affiliated Company to comply with their obligations under this Section 6 may result in additional Taxes which could cause irreparable harm to Southern and its shareholders, the Southern Affiliated Companies, and/or Southern Energy and the Southern Energy Affiliated Companies, and that such entities may be inadequately compensated by monetary damages for such failure. Accordingly, if (A) (1) either party shall fail to comply with any obligation under this Section 6 which would be reasonably foreseeable to result in any additional Taxes, and (2) such party shall fail to provide the other party with a written opinion of a nationally recognized tax attorney, or a tax accountant that is a member of a nationally recognized law firm or accounting firm that the failure to comply with such obligation will not result in any increase in Taxes of Southern and its shareholders, any Southern Affiliated Company, Southern Energy or any Southern Energy Affiliated Company, as the case may be, and such opinion is provided to such party for its review and approval, which approval will not be unreasonably withheld, or (B) if it is probable that the failure by such party to comply with any such obligation under this Section 6 will result in an Indemnified Liability under this Agreement and the Indemnifying Party fails to provide Adequate Assurances to the Indemnitee of its ability to pay the Indemnity Amount under this Agreement, then Southern or Southern Energy, as the case may be, shall be entitled to injunctive relief in addition to all other remedies.

         6.7 Payments.


         (a) In General. Except as otherwise provided under this Agreement, to the extent that any party has an indemnification or payment obligation to another party pursuant to this Agreement, the indemnitee shall provide the indemnifying party with its calculation of the amount of such indemnification payment. Such calculation shall provide sufficient detail to permit the indemnifying party to reasonably understand the calculations. All indemnification payments shall be made to such indemnitee or to the appropriate Tax Authority as specified by the indemnitee within the time prescribed for payment in this Agreement, or if no period is prescribed, within thirty (30) days after delivery by the indemnitee to the indemnifying party of written notice of a payment or if such liability is contested pursuant to
Section 7.3 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a Final Determination, together with a computation of the amounts due. Any disputes with respect to indemnification payments shall be resolved in accordance with Section 9.10 below.


         (b) Electronic Payments. Any payment required under this Agreement in an amount in excess of one million dollars ($1,000,000.00) shall be made by electronic funds transfer of immediately available funds.

         6.8 Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.


         6.9 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Section 6.7(a) shall bear interest for the period from and including the date immediately following the last date of the period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the date of determination, plus two percent (2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.


         6.10 Tax Records. The parties to this Agreement hereby agree to retain and provide on proper demand by any Taxing Authority (subject to any applicable privileges) the books, records, documentation and other information relating to any Tax Return until the later of (a) the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof) and (b) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim.

                  SECTION 7. AUDITS AND CONTEST RIGHTS.

         7.1 In General. Upon the termination of Southern Energy and the Southern Energy Group as members of the Southern Consolidated Group, the Tax Allocation Agreement shall apply with respect to any period in which the income of the terminating member is included in the Consolidated Return. The terminating member shall remain liable to Southern for payments required under the Tax Allocation Agreement, including, but not limited to, payments of Tax and estimated Tax for periods in which the member's income is included in the Southern Consolidated Return. Subject to Section 2.2(c) of this Agreement, the terminating member shall cooperate and provide reasonable access to books, records and other information needed in connection with Audits, administrative proceedings, litigation and other similar matters related to periods in which the member was a member of the Southern Consolidated Group. Notwithstanding the foregoing, Southern Energy and the Southern Energy Group will not be required under the Tax Allocation Agreement to pay more on a combined or consolidated basis than that which it would have been required to pay had Southern Energy or a member of the Southern Energy Group filed a separate Federal Income Tax Return.

         (b) Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interests of Southern, any Southern Affiliated Company, Southern Energy or any Southern Energy Affiliated Company in any Audit relating to any Tax Return that the Filing Party is responsible for filing under Section 2.1 of this Agreement and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.



         7.2 Notice. If, after the date of this Agreement, Southern (or any Southern Affiliated Company) or Southern Energy (or any Southern Energy Affiliated Company) receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the other party is responsible under this Agreement, then the party receiving such notice shall provide a copy of such notice to such other party within ten (10) days of receipt thereof.


         7.3 Contests.

         (a) If any Tax Authority asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which the Non-Filing Party is responsible under this Agreement, then upon request by the Non-Filing Party, the Filing Party shall contest, or continue to contest, any deficiency, claim or adjustment and the Filing Party shall keep the Non-Filing Party informed in a timely manner reasonably in advance of all actions taken or proposed to be taken by the Filing Party in connection with such deficiency, claim or adjustment.

         (b) In the case of an Audit with respect to any Tax Item, the Filing Party shall:

                  (1) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment (i) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the Non-Filing Party with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (ii) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Filing Party's comments and changes on such draft copy of such correspondence or filing, and
(iii) provide the Non-Filing Party with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment;

                  (2) provide the Non-Filing Party with notice reasonably in advance of, and the Non-Filing Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment; and

                  (3) at the Filing Party's reasonable request (or upon the Filing Party's consent to a request by the Non-Filing Party, which consent shall not be unreasonably withheld), the Non-Filing Party shall assume responsibility for (i) contesting and presenting the merits with respect to any deficiency, claim or adjustment that, if sustained, would result in Taxes for which the

Non-Filing Party is responsible under this Agreement, or (ii) resolving, settling or agreeing to any such deficiency, claim or adjustment. Any such request (or consent) by the Filing Party shall be subject to the Non-Filing Party's continued compliance with the conditions of Section 7.4 of this Agreement and to such other conditions as the Filing Party and Non-Filing Party reasonably agree.

         7.4 Limitations.

         (a) In General. The Filing Party shall have no obligation to contest, or to continue to contest, any deficiency, claim or adjustment in accordance with Section 7.3, and the Non-Filing Party shall have no right to control or participate under Section 7.3 of this Agreement unless:


                  (1) within thirty (30) days of a reasonable request by the Filing Party, the Non-Filing Party shall deliver to the Filing Party a written opinion of a nationally recognized tax attorney or tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Non-Filing Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations
Section 1.6662-3(b)(3));


                  (2) the Non-Filing Party shall have agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

                  (3) the Non-Filing Party shall have agreed to pay, and shall be currently paying, all reasonable out of pocket costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment including reasonable outside attorneys', accountants' and investigatory fees and disbursements;

                  (4) the Non-Filing Party shall have advanced to the Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Non-Filing Party could be liable under this Agreement or (B) the amounts actually expended by the Filing Party for this item) to the extent necessary for the contest to proceed in the forum selected by the Filing Party;

                  (5) the Non-Filing Party shall have provided to the Filing Party all documents and information, and shall have made available employees and officers of the Non-Filing Party, as may be necessary, useful or reasonably required by the Filing Party in contesting such deficiency, claim or adjustment; and

                  (6) the contest of such deficiency, claim or adjustment shall involve no material danger of the sale, forfeiture or loss of, or the creation of any lien on, any asset of the Filing Party (except if the Non-Filing Party shall have adequately bonded such lien or otherwise made provision to protect the interests of the Filing Party in a manner reasonably satisfactory to the Filing Party).

         (b) Settlement. Notwithstanding Section 7.4(a), the Filing Party may resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any Audit of any Tax Return that it is responsible for filing under Section 2.1 of this Agreement if the Filing Party has provided the Non-Filing Party with a reasonable opportunity to review a copy of that portion of the settlement or compromise proposal which relates to the claim for which the Filing Party is seeking indemnification hereunder; provided, that if (a) the Filing Party fails to provide the Non-Filing Party such a reasonable opportunity to review such portion of such proposal, or (b) after such reasonable opportunity to review such proposal the Non-Filing Party in writing reasonably withholds its consent to all or part of such settlement or compromise proposal, then, unless the Filing Party was not required to continue the applicable contest under the terms of Section 7.4(a), the Non-Filing Party shall not be obligated to indemnify the Filing Party hereunder to the extent of the amount attributable to the loss to which such settlement or compromise relates as to which the Non-Filing Party has reasonably withheld its consent, or with respect to any other loss for which a successful contest is foreclosed because of such settlement or compromise as to which the Non-Filing Party has reasonably withheld its consent. If the Filing Party effects a settlement or compromise of such contest, notwithstanding that the Non-Filing Party has reasonably withheld its consent thereto, the Filing Party shall repay to the Non-Filing Party such amounts that the Non-Filing Party advanced pursuant to clause (a)(4) of this Section 7.4 hereof as relate to such claim, to the extent that the Non-Filing Party has reasonably withheld its consent to the settlement or compromise thereof (together with interest at the prime rate as published in the Wall Street Journal on any such amount paid by the Non-Filing Party from the date paid by Lessee to the date repaid by the Filing Party).


         (c) Waiver. Notwithstanding any other provision of this Section 7.4, the Filing Party may resolve, settle, or agree to any deficiency, claim or adjustment for any taxable period if the Filing Party waives it right to indemnity with respect to such Tax Item. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 7.4(a)(4) of this Agreement. In addition, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 7.4(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one taxable period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

         7.5 Failure to Notify, Etc. The failure of the Filing Party promptly to notify the Non-Filing Party of any matter relating to a particular Tax for a taxable period or to take any action specified in Section 7.3 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such taxable period except to the extent that the Non-Filing Party's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.


         7.6 Remedies. Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party's obligations to the Non-Filing Party with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of the Non-Filing Party for a taxable period shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party for such taxable period and then an increase in amount that would otherwise be payable by the Filing Party for such taxable period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party's liabilities to the Filing Party under this Agreement shall arise from the resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.



                            SECTION 8. STOCK OPTIONS.



         8.1 In General. The parties hereto agree that Southern shall be entitled to any Tax Benefit arising by reason of exercises of Options to purchase shares of Southern stock, and that Southern Energy shall be entitled to any Tax Benefit arising by reason of exercises of Options to purchase shares of Southern Energy stock. The parties hereto agree to report all Tax deductions with respect to stock options and other equity issued to their employees consistently with this Section 8.1, to the extent permitted by the Tax Law.


         8.2 Notices, Withholding, Reporting. Southern shall promptly notify Southern Energy of any Post-Separation Date event giving rise to income to any Southern Energy Group employees or former employees in connection with exercises of options to purchase shares of Southern stock. If required by the Tax Law, Southern Energy shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

         8.3 Adjustments. If Southern Energy or any Southern Energy Affiliated Company receives any Tax Benefit to which Southern is entitled under Section 8.1 of this Agreement, Southern Energy shall pay the amount of such Tax Benefit to Southern. If Southern or any Southern Affiliated Company receives any Tax Benefit to which Southern Energy is entitled under Section 8.1 of this Agreement, Southern shall pay the amount of such Tax Benefit to Southern Energy.

                            SECTION 9. MISCELLANEOUS


         9.1 Effectiveness. This Agreement shall become effective as of the date hereof. In the event Southern does not effect the Distribution as contemplated by the Separation Agreement but Southern Energy and the Southern Energy Group cease to be members of the Southern Consolidated Group for any reason (a "Deconsolidation Event"), this Agreement shall continue in full force and effect subject to the following exceptions: (i) Sections 3, 5.4(b), and 6.2 - 6.6 hereof shall no longer be effective, (ii) the definition of "Distribution Date" shall mean the date on which a Deconsolidation Event is effective, (iii) the definition of "Post-Distribution Period" shall mean any taxable period or portion thereof beginning after the date of the Deconsolidation Event, and (iv) the definition of "Pre-Distribution Period" shall mean any taxable period or portion thereof ending on or prior to the date of the Deconsolidation Event.


         9.2 Notices. Any notice, request, instruction or other document to be given or delivered under this Agreement by any party to another party shall be in writing and shall be deemed to have been duly given or delivered when (a) delivered in person, (b) deposited in the United

States mail, postage prepaid and sent certified mail, return receipt requested or (c) delivered to Federal Express or similar service for overnight delivery to the address of the party set forth below:

         If to Southern or any Southern Affiliated Company, to W. Dean Hudson, with a copy to the General Counsel of Southern, at:

                  The Southern Company
                  270 Peachtree Street
                  Atlanta, Georgia  30303

         If to Southern Energy or any Southern Energy Affiliated Company, to James A. Ward, with a copy to the General Counsel of Southern Energy:

                  Southern Energy, Inc.
                  900 Ashwood Parkway
                  Suite 500
                  Atlanta, Georgia  30338

Any party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other document is to be delivered.


9.3 Changes in Law.


         (a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

         (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

         9.4 Confidentiality. For a period of three years, commencing on the date of this Agreement, each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 9.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         9.5 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

         9.6 Affiliated Companies. Southern shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Southern Affiliated Company, and Southern Energy shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Southern Energy Affiliated Company.

         9.7 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

         9.8 Entire Agreement. This Agreement and the Tax Allocation Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.


         9.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia as to all matters regardless of the law that might otherwise govern under the principles of conflicts of law applicable thereto.



         9.10 Dispute Resolution. The resolution of any and all disputes arising from or in connection with this Agreement shall be governed by and settled in accordance with the provisions of Section 5.7 of the Separation Agreement; provided, however, that at the request of Southern or Southern Energy, a nationally recognized tax attorney or tax accountant that is a member of a nationally recognized law firm or accounting firm, which firm is independent of both parties, will be appointed for purposes of the non-binding mediation procedures described in Section 5.7(b) of the Separation Agreement.


         9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         9.12 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

         9.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of Southern, the Southern Affiliated Companies, Southern Energy and the Southern Energy Affiliated Companies. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

         9.14 Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing.


         9.15 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                    THE SOUTHERN COMPANY
                    on behalf of itself and the Southern Affiliated Companies


                    By:
                       ---------------------------------------------------------
                          Name:   H. Allen Franklin
                          Title:  President and Chief Operating Officer


                    SOUTHERN ENERGY, INC.
                    on behalf of itself and the Southern Energy
                    Affiliated Companies


                    By:
                       ---------------------------------------------------------
                          Name:   S. Marce Fuller
                          Title:  President and Chief Executive Officer